UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Company  ☒

Filed by a Party other than the Company  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CATCHA INVESTMENT CORP

(Name of Company as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Company)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On January 24, 2023, Catcha Investment Corp (the “Company”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “Original Proxy Statement”) for the extraordinary general meeting of the Company’s shareholders to be held on February 14, 2023 at 10:00 a.m. Eastern Time. The Company is filing these definitive additional proxy materials to amend and supplement certain information in the Original Proxy Statement. No other information in the Original Proxy Statement has been revised, supplemented, updated or amended.

SUPPLEMENT DATED FEBRUARY 9, 2023

TO

DEFINITIVE PROXY STATEMENT FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

CATCHA INVESTMENT CORP

TO BE HELD ON FEBRUARY 14, 2023

CATCHA INVESTMENT CORP

A Cayman Islands Exempted Company

Level 42, Suntec Tower Three,

8 Temasek Blvd, Singapore

The following supplemental disclosure amends and restates in its entirety the relevant section on pages iii, iv, 4, 10, 25, and 26 of the Original Proxy Statement (amendments are marked, with new text bold and underlined, and deleted text bold and stricken through):

Our Sponsor has agreed that, if the Extension Amendment Proposal and the Trust Amendment Proposal are approved and the Extension is implemented, the Sponsor or its affiliate(s) will contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) the lesser of (i) ~~$70,000~~ $75,000 or (ii) ~~$0.035~~ $0.0375 for each public share that is not redeemed in connection with the shareholder vote to approve the Extension Amendment Proposal and the Trust Amendment Proposal, for each month (or a pro rata portion thereof if less than a month) until the earlier of (i) the date of the extraordinary general meeting held in connection with a shareholder vote to approve an initial business combination, and (ii) the date that ~~$420,000~~ $900,000 has been loaned. Each Contribution will be deposited in the trust account within three business days of the beginning of the extended period which such Contribution is for. Accordingly, the amount deposited per share will be affected by the number of public shares that remain outstanding after redemptions in connection with the Extension and the length of the extension period that will be needed to complete an initial business combination. Up to ~~$420,000~~ $900,000 of the loans may be settled in whole warrants to purchase Class A ordinary shares of the Company. The Contribution(s) will bear no interest and will be repayable by the Company to the Sponsor (or its designees) upon consummation of an initial business combination. The loans will be forgiven if the Company is unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account. Prior to the Extended Date, the Board will have the sole discretion whether to continue extending for additional months, and if the Board determines not to continue extending for additional months before the full ~~$420,000~~ $900,000 has been loaned, the Sponsor’s obligation to make additional Contributions will terminate, and the Company would (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. If our Sponsor or its designees advises the Company that it does not intend to make the contributions, then the Extension Amendment Proposal and the Trust Amendment Proposal will not be put before the shareholders at the Extraordinary General Meeting.

— END OF DEFINITIVE ADDITIONAL MATERIALS TO PROXY STATEMENT —

Forward-Looking Statements

This communication includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. These forward-looking statements and factors that may cause such differences include, without limitation, uncertainties relating to the Company’s shareholder approval of the proposals described in the Original Proxy Statement, its inability to complete an initial business combination within the required time period or, and other risks and uncertainties indicated from time to time in filings made, or to be made, with the SEC. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Participants in the Solicitation

The Company and its directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the securityholders of the Company in favor of the approval of the proposals described in the Original Proxy Statement. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and officers in the Original Proxy Statement, which may be obtained free of charge from the sources indicated above.

Additional Information and Where to Find It

The Company urges investors, shareholders and other interested persons to read the Original Proxy Statement as well as other documents filed by the Company with the SEC, because these documents will contain important information about the Company and the proposals. Shareholders may obtain copies of the Original Proxy Statement, without charge, at the SEC’s website at www.sec.gov or by directing a request to Morrow Sodali LLC at (800) 662-5200 or (203) 658-9400, or CHAA@investor.morrowsodali.com.